Free Writing Prospectus

Filed pursuant to Rule 433

Supplementing the

Preliminary Prospectus Supplement dated September 16, 2025 to the

Prospectus dated March 22, 2023

Registration No. 333-270745

The Carlyle Group Inc.

5.050% Senior Notes due 2035

Final Pricing Term Sheet

September 16, 2025

The information in this pricing term sheet should be read together with The Carlyle Group Inc.’s preliminary prospectus supplement dated September 16, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the accompanying prospectus dated March 22, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration No. 333-270745, as amended by post-effective amendment no. 1 thereto). Terms not defined in this pricing term sheet have the meanings given to such terms in the Preliminary Prospectus Supplement. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the accompanying prospectus. All references to dollar amounts are references to U.S. dollars.

Issuer:	The Carlyle Group Inc.

Guarantors:	Carlyle Holdings I L.P. Carlyle Holdings II L.L.C. Carlyle Holdings III L.P. CG Subsidiary Holdings L.L.C.

Securities:	5.050% Senior Notes due 2035 (the “notes”)

Ranking:	Senior Unsecured

Principal Amount Offered:	$800,000,000

Trade Date:	September 16, 2025

Settlement Date*:	September 19, 2025 (T+3)

Maturity Date:	September 19, 2035

Coupon:	5.050%

Underwriting Discount:	0.650% per note

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price and Yield:	101-25; 4.030%

Spread to Benchmark Treasury:	T + 105 bps

Reoffer Yield:	5.080%

Price to Public:	99.767% per note plus accrued interest, if any, from September 19, 2025 to the date of delivery

Interest Payment Dates:	March 19 and September 19 of each year, commencing March 19, 2026

Record Dates:	Interest payments on the notes will be made to the holders of record at the close of business on March 4 or September 4, as the case may be, immediately preceding the applicable interest payment date, whether or not a business day.

Make-Whole Call:	T+ 20 basis points prior to June 19, 2035

Par Call:	On or after June 19, 2035 (three months prior to maturity date)

Day Count:	30/360

Gross Proceeds (before expenses and underwriting discount):	$798,136,000

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	S&P: A- (Stable) / Fitch: A- (Stable)

CUSIP / ISIN:	14316J AA6 / US14316JAA60

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

HSBC Securities (USA) Inc.

UBS Securities LLC

TCG Capital Markets LLC

Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. SG Americas Securities, LLC

*

Note: Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing, and the succeeding business day, will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

**

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement, including the Preliminary Prospectus Supplement and the accompanying prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus for this offering in that registration statement and the documents incorporated by reference therein that the Issuer has filed with the SEC for more complete information about the Issuer, the guarantors and this offering.

You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the joint book-running managers will arrange to send you the prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.